EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~ Operating Income Increased 17.9% to $10.0 Million vs. $8.5 Million Last Year ~

~ EPS of $0.32, included $0.04 per share gain, vs. $0.26 Last Year ~

~ Reiterates Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 29, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2013.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We began the year strong, continuing our positive sales momentum from fiscal 2013 and delivering operating income growth of nearly 18%, validating our ability to leverage our infrastructure as we grow.  In April, we introduced our new Ferrari watch collection and our repositioned Coach product line at Baselworld in Switzerland, and expect the enthusiastic response to each of our brands to lead to accelerated sales growth in the second quarter and throughout the year.  We continue to see broad based strength across our business, with strong consumer demand and sell-through.”

During the first quarter of fiscal 2014, the Company recorded a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which is reflected in other income for the quarter.

First Quarter Fiscal 2014 Results
•	Net sales increased 6.1% to $110.0 million compared to $103.7 million in the first quarter of fiscal 2013 driven primarily by growth in the accessible luxury category.
•
Gross profit was $59.9 million, or 54.5% of sales, compared to $59.0 million, or 56.9% of sales, in the first quarter last year. The decrease in gross margin percentage was primarily the result of channel and product mix, partially offset by the favorable impact of changes in foreign currency exchange rates.

•
Operating expenses were $49.9 million as compared to $50.5 million in the first quarter last year.  This decrease was primarily the result of a decrease in compensation, benefits and performance based compensation offset by an increase in the transactional impact of foreign currency exchange rates.

•	Operating income increased 17.9% to $10.0 million compared to $8.5 million in the same period last year.
•
The Company recorded a tax provision of $3.3 million, which equates to an effective tax rate of 28.8% as compared to an effective tax rate of 19.1% in the first quarter last year. The effective tax rate for first quarter of fiscal 2013 included the effects of the application of guidelines related to accounting for income taxes in interim periods, as well as accounting for valuation allowances.

•	Net income was $8.2 million, or $0.32 per diluted share, compared to net income of $6.6 million, or $0.26 per diluted share, in the first quarter of fiscal 2013.
•	EBITDA was $12.8 million compared to EBITDA of $11.5 million in the first quarter of fiscal 2013. (See attached table for reconciliation of GAAP to non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “We are pleased with our first quarter results which position us well to achieve our previously issued full year guidance. In combination with our growth strategies, we continue to focus on our balance sheet which remains exceptionally strong, as evidenced by our accounts receivable and inventory levels increasing only 3% on a combined basis while sales increased over 6%.”

Fiscal 2014 Guidance
As reported in the Company’s multi-year strategic plan issued on March 21, 2013, the Company is reiterating guidance for fiscal 2014 which is on a comparable basis to non-GAAP fiscal 2013 results adjusted for unusual items and reflecting a 28% tax rate.  In fiscal 2014, the Company anticipates that net sales will increase approximately 12% to a range of $570 million to $575 million, gross margin will be approximately 54%, operating income will increase approximately 20% to $68 million and EBITDA will be approximately $80 million. The Company anticipates net income in fiscal 2014 to increase to approximately $48 million or $1.80 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual charges for fiscal 2014 and excludes the gain on the sale of the Swiss building in the first quarter.

Quarterly Dividend
The Company also announced that on May 29, 2013 the Board of Directors approved the payment on June 21, 2013 of a cash dividend in the amount of $0.05 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 10, 2013.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 29th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 220-8451.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on May 29, 2013 until 11:59 p.m. ET on June 5, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1960113.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting EBITDA which is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. The Company believes this information is useful to investors to facilitate comparisons of operating results.  This non-GAAP financial measure is designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measure presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure, and the methods of its calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2013	2012

Net sales	$110,010	$103,655

Cost of sales	50,091	44,630

Gross profit	59,919	59,025

Selling, general and administrative	49,914	50,537

Operating income	10,005	8,488

Other income	1,526	-
Interest expense	(65)	(145)
Interest income	23	16

Income before income taxes	11,489	8,359

Provision for income taxes	3,310	1,598

Net income	8,179	6,761

Less: Net (loss) / income attributed to noncontrolling interests	(31)	128

Net income attributed to Movado Group, Inc.	$8,210	$6,633

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.32	$0.26
Weighted diluted average shares outstanding	25,873	25,475

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2013	2012

Operating income (GAAP)	$10,005	$8,488
Depreciation and amortization	2,756	3,051

EBITDA (non-GAAP)	$12,761	$11,539

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2013	2013	2012
ASSETS

Cash and cash equivalents	$141,484	$167,889	$158,750
Trade receivables	69,545	64,300	62,262
Inventories	172,266	164,354	172,041
Other current assets	36,571	37,556	27,909
Total current assets	419,866	434,099	420,962

Property, plant and equipment, net	46,289	44,501	33,567
Deferred income taxes	22,434	22,749	15,106
Other non-current assets	26,790	25,013	23,405
Total assets	$515,379	$526,362	$493,040

LIABILITIES AND EQUITY

Accounts payable	$24,421	$22,075	$23,130
Accrued liabilities	34,358	51,136	35,834
Dividends payable	-	-	12,570
Deferred and current income taxes payable	1,412	275	1,493
Total current liabilities	60,191	73,486	73,027

Deferred and non-current income taxes payable	5,689	5,637	6,825
Other non-current liabilities	22,626	21,547	19,497
Noncontrolling interests	1,933	2,002	2,899
Shareholders' equity	424,940	423,690	390,792
Total liabilities and equity	$515,379	$526,362	$493,040

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2013	2012
Cash flows from operating activities:
Net income from operations	$8,179	$6,761
Depreciation and amortization	2,756	3,051
Other non-cash adjustments	(684)	840
Changes in working capital	(27,304)	(34,835)
Changes in non-current assets and liabilities	(727)	(210)
Net cash (used in) operating activities	(17,780)	(24,393)

Cash flows from investing activities:
Capital expenditures	(6,469)	(837)
Proceeds from sale of an asset held for sale	2,196	-
Trademarks	(86)	-
Net cash (used in) investing activities	(4,359)	(837)

Cash flows from financing activities:
Dividends paid	(1,272)	(1,256)
Other financing	(1,070)	450
Net cash (used in) financing activities	(2,342)	(806)

Effect of exchange rate changes on cash and cash equivalents	(1,924)	2,585
Net change in cash and cash equivalents	(26,405)	(23,451)
Cash and cash equivalents at beginning of period	167,889	182,201

Cash and cash equivalents at end of period	$141,484	$158,750